Exhibit 10.17

Financing Lease Agreement

(English Translation)

Lessor (Party A): Fujian Yidao Car Rental Co., Ltd.

Lessee (party B): Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Party A and Party B, in accordance with the relevant provisions of the Contract Law and other relevant provisions, and on the basis of the principles of equality, voluntariness, mutual benefit, and fairness, and with the purpose of Party A providing financing leasing services to Party B, have concluded this financing leasing agreement after negotiation. Both parties jointly undertake to follow:

Article 1. Basis of Contract and Leasing Items

Party A shall, in accordance with the requirements of the lease of Party B, lease to Party B all types of motor vehicles or sedans (hereinafter referred to as “Leased Items”) that Party A has the ownership.

Article 2 Ownership of Leased Items

1. During the lease period, the ownership of the Leased Items belongs to Party A. Party B has only the right of use and does not possess ownership of the Leased Articles. Party B shall not sell, transfer, sublease, pledge or take any other actions that may affect the ownership of the Leased Items during the lease period.

2. During the lease period, Party B shall not sublease the Leased Items under this Agreement without consent of Party A.

3. During the lease period, in the event that Party B is in the procedure of bankruptcy or litigation due to poor business operations, Party B shall not have right to dispose the Leased Items.

Article 3 Lease and Rent

1. The total value of Leased Items under this Agreement is RMB12,000.000 (RMB 12 million). Party B is required to pay 65% of the total value of the Leased Items (RMB 7,800,000) within one year from the execution of this Agreement to the bank account designed by Party A and the remaining 35% (RMB 4,200,000) is treated as the principal of lease.

2. The interest rate under this Agreement is 4.9% calculated from the lease date, which is October 1, 2018. The lease period is 10 years and the monthly rent is RMB44,342.51.

Article 4 Rent payment and default

1. In the event that the rent payment date falls on a holiday, the rent shall be paid within three days either before or after such holiday.

2. If Party B fails to pay the rent timely, Party A shall have the right to apply future payments from Party A first to all losses caused by Party B’s breach of contract and then to the overdue rents in their order.

3. If Party B delays in paying the rent and fails to negotiate with Party A timely, Party B shall pay 1% of the amount due to Party A for breach of contract.

4. If any rent is overdue for more than 30 days, Party A may declare that all the rent under this Agreement become immediately due and payable and Party B shall pay the damages for breach of contract. Alternatively, Pay A may terminate the Agreement, repossess the Leased Items and request Party A to immediately pay rent, damages due to breach of contract and other charges.

Article 5 Treatment of Leased Items

After the lease period, Party B shall pay off all debts under this Agreement and Party A shall transfer the ownership of the Leased Items to Party B without additional fees. Party A and Party B shall, in accordance with the amount of this Agreement, enter into a purchase agreement and complete necessary formalities. Party A shall actively cooperate with Party B to complete the transfer procedures, and all relevant expenses shall be borne by Party B.

Article 6 Costs of Vehicle Accident and Daily Maintenance

1. If Party A is responsible for the quality defects of the Leased Items during the warranty period, Party A agrees to recall the defective Leased Items and replace and deliver the new items within 5 days. Otherwise, Party A shall bear the economic losses caused to Party B.

2. Party B shall bear the full liability for the loss of the Leased Items due to Party B’s accident during the lease period.

3. The Leased Items shall be used by Party B during the lease period. Party B shall be responsible for daily repairs and maintenance to keep the equipment in good condition and bear all the relevant costs incurred.

4 Party B shall assume full responsibility for the loss caused by the third party during the use of the Leased Items.

5. All expenses and taxes incurred in the use of Leased Items shall be borne by Party B.

Article 7 Damage and destruction of Leased Items

1. Party B shall bear the risk of damage (except normal wear and tear) and loss of the Leased Item during the lease period.

2. In the event of damage or loss of the Leased Items, Party B shall immediately notify Party A that Party A may choose one of the following actions for Party B to take and bear all its expenses:

(1) The restoration or repair of the Leased Items so that such items are suitable for normal use;

(2) Replacement of components or accessories with the same models and performance so that such items are suitable for normal use;

(3) In the event that the Leased Items are lost or destroyed, Party B shall compensate Party A in the pre-determined amount of loss.

Article 8 Insurance of leased articles

1. The Leased Items shall be insured by Party A with the property issuance provided by People’s Insurance Corporation of China from the date of arrival at the place where Party B uses them (the insurance period ends when this Agreement is terminated) to cover the risk of damage to the Leased Items caused by natural disasters.

2. During the lease period, if an insurance accident occurs, Party B shall immediately notify Party A and the local branch of China People’s Insurance Corporation, provide Party A with the inspection report and relevant information, and jointly file the claims with China People’s Insurance Corporation.

Article 9 Other

1. This Agreement shall be terminated after Party B has paid off all of the rent and other related expenses.

2. Any matter not covered by this Agreement may be further agreed on by the parties hereto by signing supplementary agreements, which shall have the same binding force as this Agreement.

This Agreement is executed in two originals, with each party holding one original. This Agreement becomes effective upon the seals of both parties are affixed on this Agreement.

Party A: Fujian Yidao Car Rental Co., Ltd. (Seal)

Representative:

Party B: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (Seal)

Representative:

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